Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Administrator

Wausau Paper Corp. Savings

  and Investment Plan

We consent to the incorporation by reference in the registration statement (No. 333-02845) on Form S-8 of Wausau Paper Corp. of our report dated June 26, 2015, relating to the financial statements and supplemental schedule of the Wausau Paper Corp. Savings and Investment Plan, included in this Annual Report on Form 11-K of the Wausau Paper Corp. Savings and Investment Plan as of and for the year ended December 31, 2014.

/s/ Schenck SC

Certified Public Accountants

Green Bay, Wisconsin

June 26, 2015